VSE REPORTS FINANCIAL RESULTS FOR 2005

            Company Earns $6.2 million ($2.58 per diluted share)
                        on Revenues of $280 million;
                  CEO Anticipates Continued Growth in 2006

       Alexandria, Virginia, February 23, 2006 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three- and twelve-month periods ended December 31, 2005 and 2004, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income
(dollars in thousands, except share data)
________________________________________________________________________________________________________
                                                           Three Months            Twelve Months
                                                         2005        2004         2005        2004
                                                         ----        ----         ----        ----
Revenues, principally from contracts                 $	64,938   $  57,142    $ 280,139   $ 216,011
Costs and expenses of contracts                         62,426      55,336      269,780	    209,841
                                                     ---------   ---------    ---------   ---------
Gross profit                                             2,512       1,806       10,359       6,170

Selling, general and administrative expenses               240         186          580         636
Interest income, net                                      (126)        (26)        (210)       (102)
                                                     ---------   ---------    ---------   ---------
Income before income taxes                               2,398       1,646        9,989       5,636
Provision for income taxes                                 885         649        3,820       2,191
                                                     ---------   ---------    ---------   ---------
Income from continuing operations                        1,513	       997        6,169       3,445
Loss from discontinued operations, net of tax                -	         -            -          (1)
                                                     ---------   ---------    ---------   ---------
Net income                                           $   1,513	 $     997    $   6,169   $   3,444
                                                     =========   =========    =========   =========
Weighted average shares outstanding:
Basic                                                2,351,452	 2,264,029    2,322,736   2,231,848
Diluted                                              2,418,857   2,345,865    2,392,027   2,309,932

Earnings per share:
Basic - Income from continuing operations            $     .64   $     .44    $    2.66   $    1.54
Basic - Loss from discontinued operations                  .00         .00          .00         .00
                                                     ---------   ---------    ---------   ---------
Basic - Net income                                   $     .64   $     .44    $    2.66   $    1.54
                                                     =========   =========    =========   =========

Diluted - Income from continuing operations          $     .63   $     .43    $    2.58   $    1.49
Diluted - Loss from discontinued operations                .00         .00          .00         .00
                                                     ---------   ---------    ---------   ---------
Diluted - Net income                                 $     .63   $     .43    $    2.58   $    1.49
                                                     =========   =========    =========   =========
________________________________________________________________________________________________________

Financial Results

       VSE revenues increased about $7.8 million (up 14%) and $64.1 million
(up 30%) for the three- and twelve-month periods compared to the same periods of last year. Increases in 2005 were primarily due to work on the Army's Trailer Ballistic Protection System program and to an increase in work in VSE's BAV, Communications and Engineering, Fleet Maintenance, and Systems Engineering Divisions.

                                   -more-

       VSE net income increased about $516 thousand (up 52%) and $2.7 million (up 79%) for the three- and twelve-month periods compared to the same periods of last year. Increases in 2005 were primarily due to the profits associated with the additional revenues and to an increase in gross margins. The increase in gross margins was attributed to allocating fixed corporate costs over a larger revenue base and to an increase in the percentage of work performed on time and materials and firm fixed price contracts, which tend to have higher profit margins than cost reimbursement contracts.

CEO Comments

	VSE Chairman, President and CEO/COO Don Ervine said, "The financial results reported today are in line with the positive trend in VSE operations and results reported over the past four years. Beginning in 2002, VSE revenues have grown significantly as our customers' needs and funding have grown. With the increase in revenues, we have been able to allocate our corporate costs over a larger base and improve our margins on certain time and materials and fixed price contracts. "

	"As previously reported, during the fourth quarter of 2005 we received new contracts and delivery orders representing potential revenues of up to $495 million. Our contract funding or "bookings" during all of 2005 increased to about $390 million, up 28% from 2004, and our funded backlog increased to about $276 million at the end of 2005, up 64% from the prior year-end. Based on these new awards, increased bookings, and funded backlog, and on our sense of VSE's favorable position in several of the markets we serve, we anticipate continued strength in VSE revenues and net income in 2006."

Safe Harbor

       This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

       VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 20 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development, at
(703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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